Exhibit 10.10

AMENDMENT TO CONVERTIBLE DEBENTURE

THIS AMENDMENT TO CONVERTIBLE DEBENTURE (the “Amendment”) is dated as of [__], 2018 and shall be deemed to be made effective as of June 30, 2017 (the “Effective Date”) by and between Eight Dragons Company, a Nevada corporation (the “Company” or “Eight Dragons”) and [__] (the “Holder”). Each of the Company and Holder may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, DreamFu Angels, LLC, a Florida limited liability company d/b/a DreamFu Ventures LLC (“DreamFu”) issued to the Holder a Convertible Debenture Due February 21, 2018 in the principal amount of $[__] (the “Note”);

WHEREAS, the Company assumed the Note as of April 30, 2017 in lieu of completing a merger with Dreamfu;

WHEREAS, the Parties desire to amend the Note as set forth below; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.
Amendment. The Note is hereby amended as follows: As of the Effective Date, the principal amount due under the Note shall, without any action on the part of the Holder or the Company, automatically convert into an aggregate of [__] shares (the “Conversion Shares”) of Eight Dragons’ Common Stock, par value $0.0001 per share (the “Common Stock”).  Promptly thereafter, Eight Dragons shall issue to the Holder a certificate representing the number of shares of Common Stock issuable pursuant to such automatic conversion of this Note as determined in accordance herewith. The Holder acknowledges that [__] shares of the Common Stock have been previously issued to the Holder and the balance of the Conversion Shares in the amount of [__] shall be issued promptly after the execution of this Amendment.

2.
Waiver of Default.  Holder hereby waives any existing default under the Note occurring prior to the date hereof and that the Conversion Shares represent full satisfaction of the obligations of the Company and DreamFu under the Note.

3.
Governing Law and Venue. The Company and Holder each irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Agreement or the Note or related to any matter which is the subject of or incidental to this Agreement or the Note (whether or not such claim is based upon breach of contract or tort) shall be governed by the laws of the State of Nevada, without application of the conflicts of laws provisions thereof, and shall subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Miami-Dade County, Florida. The Company and Holder each hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county, and each waives any objection based on forum non conveniens.

4.
Miscellaneous. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

Eight Dragons Company

By:
Name: Nabyl Charania
Title: Chief Executive Officer

[__]

By:

Name: [__]

2